EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

SodaStream International Ltd:

We consent to the incorporation by reference in the registration statements (No. 333-170299 and No. 333-190655) on Form S-8 of SodaStream International Ltd. of our report dated April 30, 2014, with respect to the consolidated balance sheets of SodaStream International Ltd. and subsidiaries as of December 31, 2012 and 2013, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 20-F of SodaStream International Ltd.

/s/ Somekh Chaikin

Somekh Chaikin

Certified Public Accountants (Isr.)

A Member Firm of KPMG International

Tel Aviv, Israel

April 30, 2014